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                                                                   EXHIBIT 12

                   BURLINGTON NORTHERN INC. and SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)

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

                                     Three Months Ended       Six Months Ended
                                          June 30,                 June 30,
                                     ------------------       ----------------
                                      1994        1993         1994      1993
                                     ------      ------       ------    ------
Earnings:

  Pre-tax income.....................  $134        $115         $276      $247

  Add:
    Interest, excluding capitalized
      interest.......................    39          36           78        69
    Portion of rent under long-term
      operating leases representative
      of an interest factor..........    27          25           52        50
                                       ----        ----         ----      ----
  Total earnings available for
    fixed charges....................  $200        $176         $406      $366
                                       ====        ====         ====      ====
Fixed charges:

  Interest...........................  $ 40        $ 36         $ 79      $ 69
  Portion of rent under long-term
    operating leases representative
    of an interest factor............    27          25           52        50
                                       ----        ----         ----      ----
  Total fixed charges................  $ 67        $ 61         $131      $119
                                       ====        ====         ====      ====
Ratio of earnings to fixed charges...  2.99x       2.89x        3.10x     3.08x
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